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                            GAS SALES AGREEMENT                  EXHIBIT  10.33

This Agreement is made this 2nd day of June, 1997, between Midland Cogeneration Venture Limited Partnership ("MCV" or "Buyer") And CMS Marketing, Services and Trading Company ("Seller") for the purpose of entering into a long-term gas supply arrangement on the terms and conditions which follow:
1. Definitions. The following terms, when used in this Agreement, shall have the following meanings:
     (A) The term "Agreement" means this Agreement.
     (B) The term "business day" shall mean: (i) for payments due Buyer, a business day is any day other than a day on which banks in Michigan are allowed by law to be closed; and (ii) for payments due Seller, a business day is any day other than a day on which banks in Michigan are allowed by law to be closed.
     (C) The term "Btu" shall mean a British thermal unit.
     (D) The term "Contract Year" shall mean any calendar year during the term of this Agreement,
     (E) The term "cubic foot of gas" shall mean the volume of gas contained in one (1) cubic foot of space at a pressure of fourteen and seventy-three hundredths (14.73) psia, at a temperature of sixty degrees (60) Fahrenheit.
     (F) The term "day" shall mean a period of twenty-four (24) consecutive hours (23 hours when changing from Standard to Daylight time and 25 hours when changing back to Standard time), beginning and ending at 9:00 a.m. Central clock time at the Point(s) of Delivery.

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     (G) The term "Disputed Amount" shall have the meaning set forth in Section
4A (ii).
     (H) The term "gas" shall mean any mixture of hydrocarbon and non-combustible gases in a gaseous form, consisting primarily of methane, and includes natural gas produced from gas wells (gas well gas), gas which immediately prior to being produced from a reservoir is in solution with crude oil, or dispersed in an intimate association with crude oil, or in contact with crude oil across a gas-oil contact (casinghead gas), or residue gas resulting from the processing of either or both casinghead gas and gas well gas.
     (I) The term "Heating Value" shall mean the quantity of heat in Btu produced by the complete combustion of a cubic foot of gas under standard conditions at constant pressure with air of the same temperature and pressure as the gas where the products of combustion are cooled to the initial temperature of the gas and air and where water formed by the combustion is condensed to a liquid state, all adjusted to reflect the actual water vapor content of the gas delivered except that if the water vapor content is seven
(7) pounds or less per one million cubic feet, the gas shall be assumed to be dry. Standard conditions for the gas shall be sixty degrees (60) Fahrenheit, fourteen and seventy-three hundredths (14.73) psia and saturated with water vapor.
     (J) The term "Mcf" shall mean one thousand (1,000) cubic feet of gas.
     (K) The term "MMBtu" shall mean a quantity of gas having a Heating Value of one million (1,000,000) Btu.
     (L) The term "month" shall mean the period beginning at 9:00 a.m. Central clock time at the Point(s) of Delivery on the first day of any calendar month and ending at

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9:00 a.m. Central clock time at the Point(s) of Delivery on the first day of the next succeeding calendar month.
     (M) The terms "Point of Delivery" and "Point(s) of Delivery" shall mean any point(s) where Seller tenders gas to Buyer pursuant to Section 5.
     (N) The term "Prime Rate" shall mean the fluctuating per annum lending rate of interest from time to time published by CITIBANK, NA, or its successor, for its best commercial customers.
     (O) The term "psia" shall mean pounds per square inch absolute.
     (P) The term "psig" shall mean pounds per square inch gauge.
     (Q) The term "Transporter" shall mean any pipeline transporting gas subject to this Agreement.
     (R) The term "Undisputed Amount" shall have the meaning set forth in section 4A (ii).

2. Quantity. Seller agrees to sell and MCV agrees to purchase on a firm basis 15,000 MMBtu/day commencing January 1, 2003. The quantity shall be divided with 5,000 MMBtu/day to be delivered into Trunkline (South Texas) and 10,000 MMBtu/day to be delivered into Panhandle (Field Zone).


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3.  Price.
     (A) The price to be paid by Buyer to Seller for all quantities of gas hereunder inclusive of all taxes and other adjustments or costs not provided for herein shall be as follows:
           (1)  $2.21 per MMBtu for all gas delivered into Trunkline
           (2)  $2.13 per MMBtu for all gas delivered into Panhandle
     (B) Seller shall be responsible for all taxes prior to delivery. MCV shall be responsible for all taxes, including, but not limited to all sales, gross receipts or similar taxes, at and after delivery.

4.  Billing and Payments.
     (A)  Billing and payment procedures are to be defined as follows:
           (i) After the delivery of gas has commenced hereunder, Seller shall, on or about the tenth day of each month, render to Buyer a statement showing the estimated (or actual if available) quantity of gas delivered at each Point(s) of Delivery during the prior month, and the amounts due Seller. Seller shall also render to Buyer, if necessary, a separate statement showing the adjustment, if any, required to conform the prior month's estimated and actual deliveries and prices. Payment of the amount due based on such statements shall be made by Buyer to Seller by wire transfer with immediately available funds the later of (a) ten (10) days following receipt of such statement or (b) the twentieth (20th) day of the month. If the due date falls on a day which is not a business day, then payment shall be made on or before the last business day prior to the due date.

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           (ii) In the event that either party shall in good faith dispute any portion of the amount shown in the other party's statement (hereinafter called the "Disputed Amount"), the disputing party shall (a) notify the other party in writing as to the Disputed Amount, and (b) pay the remaining undisputed portion of the other party's statement (hereinafter, the "Undisputed Amount"). Both parties will mutually resolve the Disputed Amount in a timely manner. Seller may, at Seller's option, within ten (10) days of receipt of such notice of dispute from Buyer, establish an escrow account at a bank selected by Seller, the cost of establishment and maintenance of same to be borne initially out of the funds escrowed in such account. The terms of said escrow account shall specify that the depository bank may act only upon instructions from both Buyer and Seller. Buyer shall deposit the Disputed Amount in said escrow account within five (5) days of establishment thereof. Upon resolution as to which party is entitled to the Disputed Amount, whether by final judgment of a court of competent jurisdiction not subject to further appeal, written agreement of the parties, or final arbitration (if the parties hereafter mutually agree to submit such dispute to binding arbitration), Seller and Buyer shall, within ten
(10) days of final resolution, direct the depository bank to make payment of the moneys in said escrow account, including interest earned thereon, to the appropriate party entitled to same consistent with such final resolution. It is agreed that the non-prevailing party shall reimburse the prevailing party for the costs of establishment and maintenance of the escrow account.
           (iii) If for any reason either party does not pay any Undisputed Amount of any statement, interest on such Undisputed Amount shall accrue at a rate per annum equal to the Prime Rate, plus one percent (1.0%), from the time payment would have

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been due until the time payment is made, but in no event shall the interest on such unpaid portion exceed the applicable lawful nonusurious rate of interest. Payment of any previously unpaid Undisputed Amount shall be credited first to all interest accrued and then to principle.
     (B) Each party hereto shall have the right, upon reasonable written notice, during normal business hours to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Agreement. Any error or discrepancy in charts or statements furnished pursuant to this Agreement shall be promptly reported to Seller or Buyer, as applicable, and proper adjustment thereof shall be made within thirty (30) days after final determination of the correct volumes or amounts involved; provided, however, that, if no such errors or discrepancies are reported to Seller or Buyer, as applicable, within two (2) years from the end of the calendar year in which such errors or discrepancies occurred, the same shall be conclusively deemed to be correct.
     (C) If either party fails to pay any Undisputed Amount when due, the other party may, upon written notice, suspend performance of its obligations hereunder, and should such nonpayment continue for a period of thirty days after such notice, terminate this Agreement upon written notice to the other. Such right to suspend performance and terminate shall be in addition to any other rights or remedies that the party may have.

5.  Commencement And Scheduling Of Deliveries.
     (A) Exhibit C hereto sets forth the Point(s) of Delivery. Seller may, subject to the provisions of Section 2, request to shift quantities of gas available hereunder between

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mainline Point(s) of Delivery on a Transporter by giving written notice to
Buyer. Buyer agrees to request additional/different service from transporters within thirty (30) days of Seller's written request to add such additional Point(s) of Delivery.
     (B)  Imbalances shall be treated as stated in Paragraph 21.
     (C) To the extent that the procedures set forth herein conflict with the rules and tariffs of any Transporter, the Transporter's rules and tariffs will control and the parties shall cooperate fully with each other in complying with such rules and tariffs.

6. Warranty of Deliverability; Remedies. Except as otherwise provided in this Agreement, Buyer shall purchase and Seller shall deliver 15,000 MMBtu/day. Buyer understands and agrees the gas delivered hereunder may be supplied either from Seller's gas or from gas purchased by Seller from third parties, provided however, if such gas is purchased from third parties, Seller shall be solely responsible for the payment of the purchase price of gas to such third parties.

7. Title. Title and risk of loss to gas delivered hereunder shall pass from Seller to Buyer at the Point(s) of Delivery.

8. Delivery Pressure. Seller shall be required to deliver or cause delivery of the gas at the Point(s) of Delivery hereunder against the varying pressures in the facilities of Buyer's Transporter(s); provided however, Seller shall have the right but not the obligation to install compression.


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9.  Quality Of Gas.  The gas to be delivered hereunder shall comply with the quality requirements of the Transporter receiving the gas at the Point(s) of Delivery.

10. Measurement And Tests Of Gas. The quantity of gas delivered to the Transporter for Buyer's account at the Point(s) of Delivery shall be determined by the Buyer's Transporter in accordance with the then current standard terms and conditions applicable to such Transporter's gas transportation contracts.

11. Warranty Of Title. Seller hereby warrants (i) title to all gas sold hereunder or the right to sell such gas, (ii) that it has the right to sell same to Buyer and (iii) that all such gas shall be free from any and all liens and adverse claims of any nature whatsoever.

12. Corporate Guaranty. Seller agrees to give a guaranty from CMS Energy Corporation in the form attached hereto as Exhibit "A" guaranteeing Seller's financial obligations under this Agreement.

13. Term. Deliveries of gas shall commence on January 1, 2003 and continue through December 31, 2004.

14.  Right To Terminate Agreement.
     (A) In addition to any other remedy of Buyer under law or provided under this Agreement, Buyer shall have the right at its election to terminate this Agreement upon

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twenty (20) days' written notice to Seller if Seller, for any reason, other than (i) force majeure, (ii) Buyer's failure to take, or (iii) a failure by Buyer to pay any Undisputed Amounts, fails, over a period of at least sixty
(60) days, to provide an average of ninety percent (90%) of the agreed quantity and provided further that such failure occurred not more than one hundred forty
(140) days immediately preceding the giving of such notice of termination. Seller shall have twenty (20) days after receipt of such cancellation notice to cure any failure in which case Buyer's cancellation is null and void and this Agreement shall remain in full force and effect.
     (B) In addition to the other remedies of Seller under law or provided under this Agreement, Seller shall have the right at its election to terminate this Agreement upon twenty (20) days written notice to Buyer if Buyer, for any reason, other than force majeure, Seller's failure to deliver, or a failure by Seller to pay any Undisputed Amounts, fails, over a period of at least sixty
(60) days, to take a volume of gas not less than an average of ninety percent (90%) of the agreed quantity, and provided further that such failure occurred not more than one hundred forty (140) days immediately preceding the giving of such notice of termination. Buyer shall have twenty (20) days after receipt of such cancellation notice to cure any failure in which case Seller's cancellation is null and void and this Agreement shall remain in full force and effect.

15. Governmental Rules And Regulations. This Agreement shall be subject to all valid laws, orders, directives, rules and regulations of any governmental body or official having jurisdiction provided, however, that no such present or future law, order,

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directive, rule or regulation shall be construed to require Seller to repay, refund or offset any payment previously paid by Buyer under this Agreement. Buyer and Seller shall in any event endeavor to maintain this Agreement and neither party shall unilaterally petition to amend it.

16.  Assignment.
     (A) The terms, covenants and conditions hereof shall be binding on the parties hereto and on their successors and assigns.
     (B) Either party may assign its interest under this Agreement, with the consent of the other party, which consent shall not be unreasonably withheld, to an affiliate or any company which shall succeed, by merger or consolidation, to substantially all of its assets. In the event of any such assignment, such successor shall be entitled to the rights and shall be subject to the obligations of its predecessor. Seller acknowledges that pursuant to a certain Gas Backup Agreement among Consumers Power Company, The Dow Chemical Company (Dow) and the Midland Cogeneration Venture Limited Partnership dated January 27, 1987, Buyer may be required to make an assignment to Dow of certain rights under this Agreement. Seller specifically agrees to accept such assignments, if any, made by Buyer to Dow in accordance with the aforementioned Gas Backup Agreement; provided, however, that such assignment shall not relieve Buyer of its obligations under this Agreement absent Seller's written consent. Except as provided above, neither party shall assign this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld. Nothing herein contained shall prevent or restrict either party from pledging, granting a security

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interest in, or assigning as collateral all or any portion of such party's interest to secure any debt or obligation of such party under any mortgage, deed of trust, security agreement or similar instrument.
     (C) Any party desiring to make an assignment for which it has the right pursuant to the foregoing may upon request obtain a written consent within sixty (60) days to such assignment) from the other party evidencing its consent.

17. Notices. Except as otherwise herein provided, any notice, request, demand or statement given in writing or required to be given in writing by the terms of this Agreement shall be deemed given when deposited in the government mail, postage prepaid, as certified mail, directed to the post office address of the parties as follows:


TO SELLER:                   Andrew V. Coppola
                             CMS Marketing, Services And
                              Trading Company
                             330 Town Center Drive
                             Suite 1100
                             Dearborn, MI  48126-2712
                             Telephone No:  (313) 536-9416
                             Telecopier:  (313) 982-9359


TO BUYER:                    Midland Cogeneration Venture
                             Limited Partnership
                             100 Progress Place
                             Midland, MI  48640
                             Attention:  Gas Supply Department
                             Telephone No.:  (517) 839-6008
                             Telecopier:  (517) 839-6793


or at such other address as either party may from time to time specify as its address for such purposes by registered for certified letter addressed to the other party. Notices, requests, demands or statements made in person, by telephone, Telecopier, Telex or

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wire shall be deemed given when received provided, however, that if such notices are received after 5:00 p.m. (recipient's local time), they shall not be effective until the next business day. Gas nomination notices will be as determined by the Buyer's Transporter in accordance with the standard terms and conditions applicable to such Transporters contracts.

18. Remedies. In the event Seller fails to deliver the daily quantities for reasons not otherwise excused by Force Majeure, Seller shall be responsible for any incremental gas costs incurred by MCV in replacing such gas. MCV agrees to use commercially reasonable efforts to purchase replacement gas at the lowest available price. Seller's obligation to pay MCV for incremental replacement gas costs (and any transportation penalties or transportation demand charges resulting from unused transportation) shall be MCV's sole and exclusive remedy for Seller's failure to deliver. In the event that MCV fails to take gas for reasons not otherwise excused by Force Majeure, MCV shall pay Seller for any incremental decrease in the resale price of such gas. Seller agrees to use commercially reasonable efforts to resell such deficiency gas at the highest available price. MCV's obligation to pay Seller for such decrease (and any transportation penalties or transportation demand charges resulting from unused transportation) shall be Seller's sole and exclusive remedy for MCV's failure to take gas.


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19.  Arbitration.
     (A) If the parties hereto are unable to resolve a disagreement arising from Paragraph 18 of this Agreement or on any other major matter pertaining to the Agreement, such disagreement shall, upon mutual agreement, be settled by arbitration. Either party may then commence arbitration by serving written notice thereof on the other party designating the issue to be arbitrated.
     (B) Should a disagreement be submitted to arbitration, the parties shall each appoint one (1) arbitrator and the two (2) arbitrators so appointed will select a third arbitrator, all of such arbitrators to be qualified by education, knowledge, and experience to resolve the dispute or controversy.
If either party fails to appoint an arbitrator within ten (10) days after a request for such appointment is made by the other party in writing, or if the two (2) appointed fail, within ten (10) days after the appointment of the second, to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a board of three (3) arbitrators will be appointed upon application by either party therefor to the American Arbitration Association.
     (C) The jurisdiction of the arbitrators will be limited to the single issue referred to arbitration and the arbitration shall be conducted pursuant to the guidelines set forth by the American Arbitration Association; provided, however, that should there be any conflict between such guidelines and the procedures set forth in this Agreement, the terms of this Agreement shall control.
     (D) Within fifteen (15) days following selection of the third arbitrator, each party shall furnish the arbitrators in writing its position regarding the issue being arbitrated. The arbitrators may, if they deem necessary, convene a hearing regarding the issue

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being arbitrated.  Within thirty (30) days following the later of the appointment of the third arbitrator or of the hearing, if one is held, the arbitrators shall notify the parties in writing as to which of the two (2) positions submitted is most consistent with the meaning of this Agreement with respect to the issue being arbitrated. No other position may be selected.
Such decision shall be binding on the parties hereto and shall remain in effect until and unless changed in accordance with the provisions of this Agreement.
     (E) Enforcement of the award may be entered in any court having jurisdiction over the parties.
     (F) Each party will pay the expenses of the arbitrator selected by or for it, and its counsel, witnesses and employees. All other costs of arbitration will be equally divided between the parties.

20. Force Majeure. The term "force majeure" as employed herein and for all purposes relating hereto, shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, explosions, fires, arrests and restraints of governments and people, civil disturbance, freeze-up of Seller's wells or wells from which Seller is furnishing gas hereunder, or other temporary inability of Seller wells or wells from which Seller is furnishing gas hereunder to produce, repairs to remedy breakage or accident affecting MCV's plant or pipeline facilities used to transport gas hereunder on the pipeline facilities of any Transporter, mechanical breakdowns of MCV's plant or pipeline facilities or those of any Transporter used to transport gas hereunder, inability of any party hereto to obtain necessary materials, supplies or

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permits due to existing or future rules, regulations, orders, laws or proclamations of governmental authorities (federal, state or local), including both civil and military, and any other causes whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome.

21. Transportation. Both parties shall cooperate in an effort to eliminate imbalances on either party's transporting pipeline(s). The parties further agree that if any imbalance penalties or charges (including cash out charges) are imposed on a party as a result of the other party's failure to deliver or accept the required quantities, then the failing party shall reimburse the non-failing party for such charges or penalties.

22. Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUCTED ACCORDING TO THE LAWS OF THE STATE OF MICHIGAN.

23.  Miscellaneous.
     (A) No waiver by either Seller or Buyer of any default by the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.
     (B) The descriptive headings of particular provisions of this Agreement are for the purpose of facilitating administration and shall not be construed as having any substantive effect on the terms of this Agreement.

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     (C)  Each of the parties agrees to proceed with due diligence and make good faith effort to obtain such governmental authorizations as may be necessary to enable performance of this Agreement.
     (D) This Agreement is subject to the January 27, 1987 Gas Supply Option between Buyer and Dow and to Dow's rights under a certain Gas Backup Agreement with Buyer and Consumers Power Company dated January 27, 1987.
     (E) If any provision of this Agreement is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate void or make unenforceable any other provision of this Agreement.
     (F) Neither Buyer nor Seller shall disclose to any third party other than its partners, parents, affiliates, directors, officers, employees, consultants, representatives, agents or those third parties providing financing to it any information received from the other party that is explicitly marked "Confidential" (such information hereinafter referred to as ("Confidential Information"); provided however, that nothing shall be deemed Confidential Information which:
           (i)   is part of the public domain;
           (ii) becomes publicly known otherwise than through an action or inaction of the receiving party;
           (iii) is independently developed by the receiving party; or
           (iv) is required to be disclosed pursuant to any law, rule, or regulation, or pursuant to any order of a governmental instrumentality, provided that the party receiving the order shall, if feasible, notify the other party of any such requirement at least ten (10) days before compliance is required, and if so requested by the other

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party, shall use reasonable efforts to oppose the required disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality.
     (G) This Agreement may be amended only by a written instrument executed by the parties hereto. This Agreement contains the entire understanding of the parties with respect to the matter contained herein. There are no promises, covenants or undertakings other than those expressly set forth herein.
     (H) Buyer represents and warrants that it has full and complete authority to enter into and to perform this Agreement. Seller represents and warrants that it has full and complete authority to enter into and to perform this Agreement. Each person who executes this Agreement on behalf of Buyer represents and warrants that he or she has full and complete authority to do so and that Buyer will be bound thereby. Each person who executes this Agreement on behalf of Seller represents and warrants that he or she has full and complete authority to do so and that Seller will be bound thereby.
     (I) Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of MCV arising out of, or in connection with, this Agreement or any other agreements entered into pursuant hereto shall not be enforced by any action or proceeding wherein damages or any money judgment or specific performance of any covenant in any such document and whether based upon contract, warranty, negligence, indemnity, strict liability or otherwise, shall be sought against the assets of the partners of MCV. By entering into this Agreement, Seller waives any and all right to sue for, seek or demand any judgement against such partners and their affiliates, other than MCV by reason of the performance by MCV of its obligations under this

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Agreement or any other agreements entered into pursuant hereto, except to the extent such partners are legally required to be named in any action to be brought against MCV.

     IN WITNESS WHEREOF, this Agreement is executed in multiple originals effective as of the day and year first herein above written.


BUYER                 MIDLAND COGENERATION VENTURE
                       LIMITED PARTNERSHIP


                      By:  LeRoy W. Smith
                         ------------------------------------
                      Name:   LeRoy W. Smith
                      Title:  Vice President Gas Supply


SELLER                CMS MARKETING, SERVICES AND
                       TRADING COMPANY


                      By:  William W. Shivley
                         ------------------------------------
                      Name:   William W. Schivley
                      Title:  Executive Vice President & Chief Operating Officer



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